Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC. REPORTS THIRD QUARTER 2010 RESULTS

•	NET SALES OF $518 MILLION, +8%
•	EARNINGS PER SHARE OF $0.83, DOWN 1%
•	REPURCHASED 1.8 MILLION SHARES FOR $44 MILLION

Atlanta, Georgia, October 28, 2010 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter 2010 results.

“We achieved good growth in sales in the third quarter; however, higher transportation expenses resulted in a slight decline in earnings,” said Michael D. Casey, Chairman and Chief Executive Officer.  “While we expect to achieve a record level of sales and earnings in fiscal 2010 and expect continued growth in sales, we believe rising product costs, particularly historically high cotton prices, will negatively impact earnings in the fourth quarter and through 2011.”

Third Quarter of Fiscal 2010 compared to Third Quarter of Fiscal 2009

Consolidated net sales increased $36.4 million, or 7.6%, to $517.9 million.  Net sales of the Company’s Carter’s brands increased $30.3 million, or 7.9%, to $412.3 million.  Net sales of the Company’s OshKosh B’gosh brand increased $6.1 million, or 6.1%, to $105.6 million.

Carter’s wholesale sales increased $20.7 million, or 12.5%, to $186.4 million due to earlier demand for seasonal product and strong over-the-counter performance, primarily in the Company’s baby replenishment business.  OshKosh wholesale sales increased $2.3 million, or 8.9%, to $27.7 million, largely due to timing of 2010 shipments.

Consolidated retail sales increased $17.0 million, or 8.0%, to $228.8 million.  Carter’s retail segment sales increased $13.1 million, or 9.5%, to $150.8 million driven by incremental sales of $11.9 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $2.0 million, or 1.4%.  OshKosh retail segment sales increased $3.8 million, or 5.2%, to $77.9 million, driven by incremental sales of $5.4 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $0.4 million, or 0.6%.

In the third quarter of fiscal 2010, the Company opened eight Carter’s and three OshKosh retail stores.  The Company also closed one OshKosh retail store.  As of the end of the third quarter, the Company operated 297 Carter’s and 177 OshKosh retail stores.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Walmart and Just One You (formerly Just One Year) brand to Target, decreased $3.5 million, or 4.5%, to $75.1 million.  This decrease reflects lower Child of Mine brand sales largely due to merchandising assortment changes and the timing of shipments, and increased Just One You brand sales driven by the addition of new programs and improved product performance.

Operating income in the third quarter of fiscal 2010 was $79.9 million, a decrease of $1.1 million, or 1.4%, from $81.0 million in the third quarter of fiscal 2009, primarily due to higher supply chain costs and lower earnings from sales of our Child of Mine brand.

Net income increased $0.3 million, or 0.5%, to $49.7 million, or $0.83 per diluted share, compared to $49.4 million, or $0.84 per diluted share, in the third quarter of fiscal 2009.

First Nine Months of Fiscal 2010 compared to First Nine Months of Fiscal 2009

Consolidated net sales increased $89.0 million, or 7.6%, to $1.3 billion.  Net sales of the Company’s Carter’s brands increased $81.3 million, or 8.8%, to $1.0 billion.  Net sales of the Company’s OshKosh B’gosh brand increased $7.7 million, or 3.2%, to $245.7 million.

Carter’s wholesale sales increased $48.4 million, or 12.2%, to $443.9 million due to strong over-the-counter performance.  OshKosh wholesale sales increased $0.8 million, or 1.3%, to $60.7 million.

Consolidated retail sales increased $39.8 million, or 7.5%, to $567.6 million.  Carter’s retail segment sales increased $32.8 million, or 9.4%, to $382.6 million, driven by incremental sales of $28.6 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $5.5 million, or 1.6%.  OshKosh retail segment sales increased $7.0 million, or 3.9%, to $185.1 million, driven by incremental sales of $10.3 million generated by new store openings and eCommerce sales, partially offset by a comparable store sales decline of $0.2 million, or 0.2%.  In the first nine months of fiscal 2010, the Company opened 21 Carter’s and eight OshKosh retail stores.  In addition, the Company closed one OshKosh retail store.

The Company’s mass channel sales increased $0.1 million, or 0.1%, to $181.8 million.  This increase was driven by increased sales of the Company’s Just One You brand resulting from the addition of new programs and improved product performance, and was largely offset by decreased sales of the Company’s Child of Mine brand attributable to merchandising assortment changes made by Walmart and a related reduction in floor space.

Results for the first nine months of fiscal 2009 included pre-tax charges of approximately $11.6 million related to severance and other benefits, asset impairment, accelerated depreciation, and other closure costs, incurred in connection with the workforce reduction and distribution facility closure that occurred during the first half of fiscal 2009.  Results for the first nine months of fiscal 2009 also included a $0.7 million write-down in the second quarter of the carrying value of the White House, Tennessee distribution facility which was sold during the third quarter of fiscal 2009.

Operating income in the first nine months of fiscal 2010 was $184.5 million, an increase of $45.2 million, or 32.5%, from $139.3 million in the first nine months of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, asset impairment charges, and facility write-down, adjusted operating income increased $32.8 million, or 21.7%, to $184.5 million from $151.6 million in the first nine months of fiscal 2009.

Net income increased $28.9 million, or 35.0%, to $111.6 million, or $1.86 per diluted share, compared to $82.6 million, or $1.41 per diluted share, in the first nine months of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, asset impairment charges, and facility write-down, adjusted net income increased $21.1 million, or 23.4%, to $111.6 million, or $1.86 per diluted share, compared to $90.4 million, or $1.54 per adjusted diluted share in the first nine months of fiscal 2009.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America ("GAAP") to income adjusted for certain items is provided at the end of this release.

Cash flow from operations in the first nine months of fiscal 2010 was $5.2 million, a decrease of $55.9 million, or 91.5%, over the first nine months of fiscal 2009 primarily due to net changes in working capital, partially offset by increased earnings.

Stock Repurchase Program

On June 15, 2010, the Company’s Board of Directors authorized the Company to repurchase up to $100 million of its outstanding common shares (in addition to $8.9 million available for repurchases under the Company’s repurchase authorization approved in February 2007).  Neither of these share repurchase authorizations have expiration dates.  Purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity at the discretion of the Company’s management depending on market conditions, stock price, other investment priorities, and other factors.

During the third quarter, the Company repurchased 1,837,450 shares of its common stock for approximately $44.1 million at an average price of $24.00 per share.  Subsequent to the third quarter, the Company repurchased an additional 221,380 shares of its common stock for approximately $5.9 million at an average price of $26.70 per share, which brought the year-to-date total through October 19, 2010 to approximately $50 million.

All repurchases were executed pursuant to a trading plan that meets the safe harbor requirements of Rule 10b5-1 of the Securities Act of 1933.

New Credit Facility

On October 15, 2010, the Company entered into a new $375 million ($130 million sub-limit for letters of credit) revolving credit facility (the “Revolver”) with Bank of America, N.A., as sole lead arranger and administrative agent, JP Morgan Chase, and certain other financial institutions.  The Revolver was immediately drawn upon to pay off the Company’s existing term loan of $232.2 million and pay transaction fees and expenses of approximately $3.8 million, leaving approximately $130 million available under the Revolver for future borrowings (net of letters of credit of approximately $8.6 million).  In connection with the pay off of the term loan, the Company expects to expense approximately $1.2 million in unamortized debt issuance costs in the fourth quarter.

2010 Business Outlook

The Company projects net sales for the fourth quarter to be up in the mid to high teens and adjusted diluted earnings per share for the fourth quarter to be down low teens to high single digits, as compared to the fourth quarter of 2009.

For the year, net sales are expected to be up approximately 10%, with diluted earnings per share up 12% to 14% over 2009 adjusted diluted earnings per share of $2.15.

A reconciliation of income as reported under GAAP to income adjusted for certain items is provided at the end of this release.

First Half 2011 Outlook/Fiscal 2011 Operating Margin

The Company expects first half 2011 sales to increase approximately 10% as compared to the first half of 2010.  The Company expects that product costs relating to its Spring 2011 merchandise assortment will rise by approximately 11%.  Although product costs for the Company’s Fall 2011 merchandise assortment are still being negotiated, the Company expects costs will be significantly higher than the costs negotiated for the Spring 2011 assortment.  As a result, the Company projects that its consolidated operating margin in fiscal 2011 could decline substantially.

Conference Call

The Company will hold a conference call with investors to discuss third quarter results on October 28, 2010 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-227-1353.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q3 2010 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through November 6, 2010, at 719-457-0820, passcode 6368984.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the fourth quarter of fiscal 2010, fiscal 2010, the first half of fiscal 2011, and fiscal 2011, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of the Company’s products in the marketplace; deflationary pricing pressures; increases in supply chain costs, such as cotton, labor, and transportation costs, which may adversely affect net sales, costs of goods sold, and other items; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; negative publicity; leverage, which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay debt principal; an inability to access suitable financing due to the current economic environment; a continued decrease in the overall value of the United States equity markets due to the current economic environment; a continued decrease in the overall level of consumer spending; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; the impact of governmental regulations and environmental risks applicable to the Company’s business; the risk that ongoing litigation and investigations may be resolved adversely; the breach of the Company’s consumer databases; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability to attract and retain key individuals within the organization; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company’s intangible assets; and the Company’s inability to remediate its material weaknesses in internal control over financial reporting.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Nine-month periods ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales:
Carter’s:
Wholesale	$186,396	$165,672	$443,902	$395,550
Retail	150,838	137,708	382,570	349,765
Mass Channel	75,050	78,584	181,808	181,690
Carter’s net sales	412,284	381,964	1,008,280	927,005
OshKosh:
Retail	77,946	74,103	185,050	178,091
Wholesale	27,698	25,439	60,656	59,901
OshKosh net sales	105,644	99,542	245,706	237,992
Total net sales	517,928	481,506	1,253,986	1,164,997
Cost of goods sold	325,125	295,942	764,122	727,001
Gross profit	192,803	185,564	489,864	437,996
Selling, general, and administrative expenses	123,321	115,225	333,084	314,198
Workforce reduction and facility write-down and closure costs	--	--	--	11,400
Royalty income	(10,396)	(10,637)	(27,690)	(26,871)
Operating income	79,878	80,976	184,470	139,269
Interest expense, net	1,568	2,688	6,674	8,571
Income before income taxes	78,310	78,288	177,796	130,698
Provision for income taxes	28,653	28,882	66,218	48,054
Net income	$49,657	$49,406	$111,578	$82,644

Basic net income per common share	$0.84	$0.86	$1.89	$1.45

Diluted net income per common share	$0.83	$0.84	$1.86	$1.41

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the nine-month periods ended
(dollars in thousands)	October 2, 2010	% of Total	October 3, 2009	% of Total	October 2, 2010	% of Total	October 3, 2009	% of Total
Net sales:

Carter’s:
Wholesale	$186,396	36.0%	$165,672	34.4%	$443,902	35.4%	$395,550	34.0%
Retail (a)	150,838	29.1%	137,708	28.6%	382,570	30.5%	349,765	30.0%
Mass Channel	75,050	14.5%	78,584	16.3%	181,808	14.5%	181,690	15.6%
Carter’s total net sales	412,284	79.6%	381,964	79.3%	1,008,280	80.4%	927,005	79.6%

OshKosh:
Retail (a)	77,946	15.0%	74,103	15.4%	185,050	14.8%	178,091	15.3%
Wholesale	27,698	5.4%	25,439	5.3%	60,656	4.8%	59,901	5.1%
OshKosh total net sales	105,644	20.4%	99,542	20.7%	245,706	19.6%	237,992	20.4%

Total net sales	$517,928	100.0%	$481,506	100.0%	$1,253,986	100.0%	$1,164,997	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$39,843	21.4%	$37,698	22.8%	$103,482	23.3%	$81,122	20.5%
Retail (a)	31,579	20.9%	31,381	22.8%	76,405	20.0%	64,544	18.5%
Mass Channel	8,356	11.1%	13,738	17.5%	28,006	15.4%	30,557	16.8%

Carter’s operating income	79,778	19.4%	82,817	21.7%	207,893	20.6%	176,223	19.0%

OshKosh:
Retail (a)	9,420	12.1%	10,765	14.5%	10,475	5.7%	11,220	6.3%
Wholesale	4,955	17.9%	4,124	16.2%	6,185	10.2%	3,607	6.0%
Mass Channel (b)	764	--	709	--	2,003	--	1,853	--

OshKosh operating income	15,139	14.3%	15,598	15.7%	18,663	7.6%	16,680	7.0%

Segment operating income	94,917	18.3%	98,415	20.4%	226,556	18.1%	192,903	16.6%

Corporate expenses (c)	(15,039)	(2.9%)	(17,439)	(3.6%)	(42,086)	(3.4%)	(41,269)	(3.5%)
Workforce reduction and facility write-down and closure costs (d)	--	--	--	--	--	--	(12,365)	(1.1%)
			--	--
Net corporate expenses	(15,039)	(2.9%)	(17,439)	(3.6%)	(42,086)	(3.4%)	(53,634)	(4.6%)

Total operating income	$79,878	15.4%	$80,976	16.8%	$184,470	14.7%	$139,269	12.0%

(a)	Includes eCommerce results.
(b)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.
(c)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(d)
Includes closure costs associated with our Barnesville, Georgia distribution facility and our Oshkosh, Wisconsin facility, write-down of the White House, Tennessee facility, and severance and other benefits related to the corporate workforce reduction.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	October 2, 2010	January 2, 2010	October 3, 2009
ASSETS
Current assets:
Cash and cash equivalents	$182,329	$335,041	$214,339
Accounts receivable, net	171,501	82,094	127,879
Finished goods inventories, net	263,782	214,000	223,510
Prepaid expenses and other current assets	12,369	11,114	11,845
Deferred income taxes	25,701	33,419	32,005

Total current assets	655,682	675,668	609,578
Property, plant, and equipment, net	92,558	86,077	84,430
Tradenames	305,733	305,733	305,733
Goodwill	136,570	136,570	136,570
Deferred debt issuance costs, net	1,237	2,469	2,750
Licensing agreements, net	--	1,777	2,597
Other assets	305	305	405
Total assets	$1,192,085	$1,208,599	$1,142,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,450	$3,503	$3,503
Accounts payable	94,440	97,546	68,009
Other current liabilities	62,502	69,568	69,808

Total current liabilities	159,392	170,617	141,320
Long-term debt	229,709	331,020	331,896
Deferred income taxes	109,855	110,676	106,646
Other long-term liabilities	45,626	40,262	43,628
Total liabilities	544,582	652,575	623,490

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at October 2, 2010, January 2, 2010, and October 3, 2009	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 57,696,317, 58,081,822, and 58,037,018 shares issued and outstanding at October 2, 2010, January 2, 2010, and October 3, 2009, respectively	577	581	580
Additional paid-in capital	214,547	235,330	233,565
Accumulated other comprehensive loss	(3,378)	(4,066)	(6,755)
Retained earnings	435,757	324,179	291,183

Total stockholders’ equity	647,503	556,024	518,573

Total liabilities and stockholders’ equity	$1,192,085	$1,208,599	$1,142,063

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the nine-month periods ended
	October 2, 2010	October 3, 2009
Cash flows from operating activities:
Net income	$111,578	$82,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,730	24,396
Amortization of debt issuance costs	1,232	848
Non-cash stock-based compensation expense	5,397	5,200
Income tax benefit from exercised stock options	(8,973)	(11,374)
Non-cash asset impairment and facility write-down charges	--	3,662
(Gain) loss on sale of property, plant, and equipment	(3)	96
Deferred income taxes	6,974	1,310
Effect of changes in operating assets and liabilities:
Accounts receivable	(89,407)	(42,427)
Inventories	(49,782)	(20,024)
Prepaid expenses and other assets	(1,255)	(1,876)
Accounts payable and other liabilities	6,710	18,679
Net cash provided by operating activities	5,201	61,134

Cash flows from investing activities:
Capital expenditures	(29,483)	(25,783)
Proceeds from sale of property, plant, and equipment	286	2,805
Net cash used in investing activities	(29,197)	(22,978)

Cash flows from financing activities:
Payments on term loan	(102,364)	(2,627)
Repurchases of common stock	(44,090)	--
Income tax benefit from exercised stock options	8,973	11,374
Proceeds from exercise of stock options	8,765	5,087
Net cash (used in) provided by financing activities	(128,716)	13,834

Net (decrease) increase in cash and cash equivalents	(152,712)	51,990
Cash and cash equivalents, beginning of period	335,041	162,349

Cash and cash equivalents, end of period	$182,329	$214,339

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Nine-month period ended October 3, 2009

	Operating Income	Net Income	Diluted EPS
(dollars in millions, except earnings per share)

Income, as reported (GAAP)	$139.3	$82.6	$1.41

Workforce reduction (a)	5.5	3.5	0.06
Distribution facility closure costs (b)	3.3	2.1	0.04
Asset impairment charges (c)	1.8	1.1	0.01
Accelerated depreciation (d)	1.0	0.6	0.01
Facility write-down (e)	0.7	0.5	0.01

Income, as adjusted (f)	$151.6	$90.4	$1.54

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)	Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility.

(c)	Asset impairment charges associated with the closure of the Company’s Oshkosh, Wisconsin facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Charge related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(f)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Three-month period ended January 2, 2010			Twelve-month period ended January 2, 2010

	(dollars in millions, except earnings per share)

	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

Income, as reported (GAAP)	$56.3	$33.0	$0.56	$195.6	$115.6	$1.97

Workforce reduction (a)	--	--	--	5.5	3.5	0.06

Distribution facility closure costs (b)	--	--	--	3.3	2.1	0.04

Net asset impairment (c)	(0.6)	(0.4)	(0.01)	1.2	0.8	0.01

Accelerated depreciation (d)	--	--	--	1.0	0.6	0.01

Investigation expenses (e)	5.7	3.6	0.06	5.7	3.6	0.06

Facility write-down (f)	--	--	--	0.7	0.4	--

Income, as adjusted (g)	$61.4	$36.2	$0.61	$213.0	$126.6	$2.15

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)	Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility.

(c)	Asset impairment charges associated with the closure and sale of the Company’s Oshkosh, Wisconsin facility, net of the gain from the sale of this facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Professional service fees related to the investigation of customer accommodations.

(f)	Charges related to the write-down of the carrying value of the Company’s White House, Tennessee distribution facility.

(g)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.